Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal Year Results

2007 Fourth Quarter

•	Revenues of $2.2 billion – down 49%

•	Loss per share of $7.92 (includes a $7.50 per share charge related to valuation adjustments and other write-offs)

•	Pretax valuation adjustments and other write-offs:

•	Morgan Stanley land transaction – $740.4 million

•	Land – $229.7 million

•	Option deposits and pre-acquisition costs – $217.6 million

•	Homebuilding – $224.8 million

•	Investments in unconsolidated entities – $277.3 million

•	Goodwill – $173.7 million

•	Deliveries of 7,044 homes – down 50%

•	New orders of 4,761 homes – down 50%; cancellation rate of 33%

2007 Fiscal Year

•	Revenues of $10.2 billion – down 37%

•	Loss per share of $12.31 (includes a $12.62 per share charge related to valuation adjustments and other write-offs)

•	Deliveries of 33,283 homes – down 33%

•	New orders of 25,753 homes – down 39%; cancellation rate of 30%

•	Backlog dollar value of $1.4 billion – down 65%

•	Homesites owned and controlled at year-end of 148,671 – down 47%

•	Homebuilding debt decreased $318.1 million; homebuilding debt to total capital of 37.5% (net homebuilding debt to total capital of 30.2%)

•	$642.5 million of cash at year-end

•	Tax refund of $852 million received subsequent to year-end

•	No outstanding balance under the Company’s credit facility at year-end

•	Revolving credit facility amended, which reduced the Company’s borrowing capacity from $3.1 billion to $1.5 billion and amended certain debt covenants

(more)

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Miami, January 24, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2007. Fourth quarter net loss in 2007 was $1.3 billion, or $7.92 per diluted share, compared to a net loss of $195.6 million, or $1.24 per diluted share, in 2006. The net loss for the year ended November 30, 2007 was $1.9 billion, or $12.31 per diluted share, compared to net earnings of $593.9 million, or $3.69 per diluted share ($3.76 per basic share).

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “While we are hopeful that recent interest rate moves by the Federal Reserve and recent plans proffered by the Federal government will have a stabilizing impact on the housing market, market conditions remained depressed and, in fact, continued a downward slide through the end of our fourth quarter.”

“Accordingly, our strategy has been to aggressively reconcile our asset valuations to the reality of existing market conditions and to remain primarily focused on cash generation by aggressively converting inventory into cash. As is reflected in our year-end numbers, we have taken meaningful steps along these lines.”

Mr. Miller continued, “To that end, we have continued to price homes to current market conditions, build-out our inventory, deliver our backlog and maintain low inventory levels. We have significantly reduced our operations in each market to reflect the sales pace of the market.”

“Additionally, we have finalized a number of strategic land and joint venture transactions and walked away from option deposits in order to generate or protect cash to fortify our balance sheet. As a result, our land inventory and homes under construction have declined throughout the second half of 2007.”

“As a by-product of our strategic fourth quarter moves, we have generated losses that have resulted in the receipt of a cash tax refund of $852 million subsequent to the close of the quarter.”

Mr. Miller concluded, “As we look ahead to 2008, we are not expecting market conditions to improve, and perhaps might continue to decline in the near term. Nevertheless, the strength of our balance sheet, bolstered by the cash generated through our fourth quarter strategic moves, will keep us well positioned to weather these turbulent times. Additionally, our management focus on right-sizing our business, revising our product offering and reducing construction costs, together with our restated land positions that reflect current market conditions, will provide the springboard from which we will rebuild margins once the market does stabilize.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2007 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2006

Homebuilding

Revenues from home sales decreased 51% in the fourth quarter of 2007 to $2.0 billion from $4.0 billion in 2006. Revenues were lower primarily due to a 49% decrease in the number of home deliveries and a 4% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 6,810 homes in the fourth quarter of 2007 from 13,285 homes last year. In the fourth quarter of 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered decreased to $291,000 in the fourth quarter of 2007 from $302,000 in 2006, primarily due to higher sales incentives offered to homebuyers ($58,800 per home delivered in the fourth quarter of 2007, compared to $47,300 per home delivered last year).

Gross margins on home sales excluding FAS 144 inventory valuation adjustments were $240.4 million, or 12.1%, in the fourth quarter of 2007, compared to $576.6 million, or 14.4%, in the same quarter of 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales were $15.6 million, or 0.8%, in the fourth quarter of 2007, which included $224.8 million of FAS 144 inventory valuation adjustments, compared to gross margins on home sales of $336.8 million, or 8.4%, in the fourth quarter of 2006, which included $239.8 million of FAS 144 inventory valuation adjustments. Gross margins on home sales excluding FAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $185.5 million, or 38%, in the fourth quarter of 2007, compared to the same period last year, primarily due to reductions in associate headcount and variable selling expenses. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 15.1% in the fourth quarter of 2007, from 12.1% in 2006. The 300 basis point increase was primarily due to lower revenues.

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Loss on land sales totaled $1.2 billion in the fourth quarter of 2007, which included $740.4 million of FAS 144 valuation adjustments on the inventory acquired by the Morgan Stanley land investment venture discussed below, $229.7 million of FAS 144 valuation adjustments and $217.6 million of write-offs of deposits and pre-acquisition costs related to 12,500 homesites under option that the Company does not intend to purchase. In the fourth quarter of 2006, loss on land sales totaled $119.9 million, which included $33.3 million of FAS 144 valuation adjustments and $111.1 million of write-offs of deposits and pre-acquisition costs related to 9,400 homesites that were under option.

In November 2007, the Company and Morgan Stanley Real Estate Fund II, L.P., an affiliate of Morgan Stanley & Co., Inc., formed a strategic land investment venture to acquire, develop, manage and sell residential real estate. The Company acquired a 20% ownership interest and 50% voting rights in the land investment venture. Concurrent with the formation of the land investment venture, the Company sold a diversified portfolio of its land to the venture for $525 million. The properties acquired by the new entity consist of approximately 11,000 homesites in 32 communities located throughout the country. The properties sold by the Company had a net book value of approximately $1.3 billion. As part of the transaction, the Company entered into option agreements and obtained rights of first offer providing the Company the opportunity to purchase certain finished homesites. The exercise price of the options is based on a fixed percentage of the future home price. The Company has no obligation to exercise these options and cannot acquire a majority of the entity’s assets. The Company is managing the land investment venture’s operations and receives fees for its services. The Company will also receive disproportionate distributions if the investment venture exceeds certain financial targets.

Due to the Company’s continuing involvement, the transaction did not qualify as a sale under GAAP; thus, the inventory remained on the Company’s balance sheet as of November 30, 2007. In connection with the transaction, the Company recorded a FAS 144 valuation adjustment of $740.4 million on the inventory acquired by the investment venture.

Equity in loss from unconsolidated entities was $194.8 million in the fourth quarter of 2007, which included $191.5 million of FAS 144 valuation adjustments related to assets of the Company’s investments in unconsolidated entities, compared to equity in loss from unconsolidated entities of $59.6 million in the fourth quarter of 2006, which included $109.7 million of FAS 144 valuation adjustments related to assets of the Company’s investments in unconsolidated entities.

During the fourth quarter of 2007, the Company recorded goodwill impairments of $173.7 million related to its homebuilding operations.

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Management fees and other expense, net, totaled $83.0 million in the fourth quarter of 2007, which included $85.8 million of valuation adjustments, compared to management fees and other income, net, of $9.0 million in the fourth quarter of 2006, net of $14.5 million of valuation adjustments.

Minority interest income, net was $1.3 million in the fourth quarter of 2007 compared to minority interest expense of $1.4 million, in the fourth quarter of 2006.

Sales of land, equity in loss from unconsolidated entities, management fees and other income (expense), net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $18.7 million in the fourth quarter of 2007, compared to operating earnings of $42.9 million last year. The decline in profitability was due to overall weakness in the housing market, which led to a decrease in volume and transactions for the mortgage and title operations compared to last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $1.7 million, or 5%, in the fourth quarter of 2007, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 1.6% in the fourth quarter of 2007, compared to 0.8% in the same period last year, primarily due to lower revenues.

YEAR ENDED NOVEMBER 30, 2007 COMPARED TO

YEAR ENDED NOVEMBER 30, 2006

Homebuilding

Revenues from home sales decreased 36% in the year ended November 30, 2007 to $9.5 billion from $14.9 billion in 2006. Revenues were lower primarily due to a 33% decrease in the number of home deliveries and a 6% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 31,582 homes in the year ended November 30, 2007 from 47,032 homes last year. In the year ended November 30, 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered

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decreased to $297,000 in the year ended November 30, 2007 from $315,000 in 2006, primarily due to higher sales incentives offered to homebuyers ($48,000 per home delivered in 2007, compared to $32,000 per home delivered in 2006).

Gross margins on home sales excluding inventory valuation adjustments were $1.3 billion, or 13.9%, in the year ended November 30, 2007, compared to $3.0 billion, or 20.3%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments primarily due to higher sales incentives offered to homebuyers. Gross margins on home sales were $570.7 million, or 6.0%, in the year ended November 30, 2007, which included $747.8 million of FAS 144 inventory valuation adjustments, compared to gross margins on home sales of $2.7 billion, or 18.4%, in the year ended November 30, 2006, which included $280.5 million of FAS 144 inventory valuation adjustments.

Selling, general and administrative expenses were reduced by $396.6 million, or 22%, in the year ended November 30, 2007, compared to the same period last year, primarily due to reductions in associate headcount and variable selling expenses. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 14.5% in the year ended November 30, 2007, from 11.9% in 2006. The 260 basis point increase was primarily due to lower revenues.

Loss on land sales totaled $1.7 billion in the year ended November 30, 2007, which included $740.4 million of FAS 144 valuation adjustments on the inventory acquired by the Morgan Stanley land investment venture previously discussed, $426.9 million of FAS 144 valuation adjustments and $530.0 million of write-offs of deposits and pre-acquisition costs related to 36,900 homesites under option that the Company does not intend to purchase. In the year ended November 30, 2006, loss on land sales totaled $30.0 million, which included $69.1 million of FAS 144 valuation adjustments and $152.2 million of write-offs of deposits and pre-acquisition costs related to 24,200 homesites that were under option.

Equity in loss from unconsolidated entities was $362.9 million in the year ended November 30, 2007, which included $364.2 million of FAS 144 valuation adjustments related to the assets of the Company’s investments in unconsolidated entities, compared to equity in loss from unconsolidated entities of $12.5 million in the year ended November 30, 2006, which included $126.4 million of FAS 144 valuation adjustments related to the assets of the Company’s investments in unconsolidated entities last year.

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During the year ended November 30, 2007, the Company recorded goodwill impairments of $190.2 million related to its homebuilding operations.

Management fees and other expense, net, totaled $76.0 million in the year ended November 30, 2007, which included $132.2 million of valuation adjustments, compared to management fees and other income, net, of $66.6 million in the year ended November 30, 2006, net of $14.5 million of valuation adjustments.

Minority interest expense, net was $1.9 million and $13.4 million, respectively, in the years ended November 30, 2007 and 2006.

Sales of land, equity in loss from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

In February 2007, the Company’s LandSource joint venture admitted MW Housing Partners as a new strategic partner. As part of the transaction, the joint venture obtained $1.6 billion of non-recourse financing, which consisted of a $200 million five-year Revolving Credit Facility, a $1.1 billion six-year Term Loan B Facility and a $244 million seven-year Second Lien Term Facility. The transaction resulted in a cash distribution to the Company of $707.6 million, but reduced the Company’s resulting ownership of LandSource to 16%. If LandSource reaches certain financial targets, the Company will have a disproportionate share of the entity’s future positive net cash flow. As a result of the recapitalization, the Company recognized a pretax gain of $175.9 million in 2007 and could potentially recognize additional profits in future years, in addition to profits from its continuing ownership interest.

Financial Services

Operating earnings for the Financial Services segment were $6.1 million in the year ended November 30, 2007, compared to $149.8 million last year. The decrease was primarily due to a decline in profitability from both the segment’s mortgage and title operations and $28.4 million of partial write-offs of land seller notes receivable. The decline in profitability was due to the overall weakness in the housing market, which led to a decrease in volume and transactions for the mortgage and title operations compared to last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $20.1 million, or 10%, in the year ended November 30, 2007, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 1.7% in the year ended November 30, 2007, compared to 1.2% in the same period last year, primarily due to lower revenues.

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Amendment to Senior Unsecured Revolving Credit Facility

The Company has completed an amendment to its senior unsecured revolving credit facility, that modified certain covenants, which included minimum tangible net worth, borrowing base and maximum leverage ratio, as well as added a new covenant to reduce the recourse indebtedness of joint ventures in which the Company participates. Under this amendment, the maximum amount the Company can borrow was reduced from $3.1 billion to $1.5 billion.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2006. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, January 24, 2008. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1032 and entering 3950468 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings (Loss) Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2007	2006	2007	2006
Revenues:
Homebuilding	$2,096,084	4,102,229	9,730,252	15,623,040
Financial services	80,821	163,836	456,529	643,622

Total revenues	$2,176,905	4,266,065	10,186,781	16,266,662

Homebuilding operating earnings (loss)	$(1,914,611)	(319,354)	(2,913,999)	986,153
Financial services operating earnings (loss)	(18,714)	42,893	6,120	149,803
Corporate general and administrative expenses	35,766	34,023	173,202	193,307

Earnings (loss) before provision (benefit) for income taxes	(1,969,091)	(310,484)	(3,081,081)	942,649
Provision (benefit) for income taxes	(717,444)	(114,879)	(1,140,000)	348,780

Net earnings (loss)	$(1,251,647)	(195,605)	(1,941,081)	593,869

Average shares outstanding:
Basic	158,072	157,130	157,718	158,040
Diluted	158,072	157,130	157,718	161,371

Earnings (loss) per share:
Basic	$(7.92)	(1.24)	(12.31)	3.76

Diluted	$(7.92)	(1.24)	(12.31)	3.69

Supplemental information:
Interest incurred (1)	$41,613	60,204	199,073	232,144
EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill And financial services notes receivable (2):
Earnings (loss) before provision (benefit) for income taxes	$(1,969,091)	(310,484)	(3,081,081)	942,649
Interest expense	48,041	63,106	203,700	241,066
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable	1,864,009	511,081	3,160,110	645,406

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable	$(57,041)	263,703	282,729	1,829,121

(1)	Amount represents interest incurred related to homebuilding debt, which is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and financial services notes receivable reflected in earnings (loss) before provision (benefit) for income taxes. This financial measure is used in the Company’s revolving credit facility’s covenant calculation.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2007	2006	2007	2006
Revenues:
Sales of homes	$1,983,618	4,008,366	9,462,940	14,854,874
Sales of land	112,466	93,863	267,312	768,166

Total revenues	2,096,084	4,102,229	9,730,252	15,623,040

Costs and expenses:
Cost of homes sold	1,968,044	3,671,554	8,892,268	12,114,433
Cost of land sold	1,293,643	213,740	1,928,451	798,165
Selling, general and administrative	298,783	484,291	1,368,358	1,764,967

Total costs and expenses	3,560,470	4,369,585	12,189,077	14,677,565

Gain on recapitalization of unconsolidated entity	—	—	175,879	—
Goodwill impairments	173,701	—	190,198	—
Equity in loss from unconsolidated entities	194,762	59,615	362,899	12,536
Management fees and other income (expense), net	(83,025)	8,977	(76,029)	66,629
Minority interest income (expense), net	1,263	(1,360)	(1,927)	(13,415)

Operating earnings (loss)	$(1,914,611)	(319,354)	(2,913,999)	986,153

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2007	2006	2007	2006
FAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$67,114	138,933	279,064	155,749
Central	31,078	25,560	94,190	27,138
West	115,756	59,700	331,827	80,207
Other	10,863	15,573	42,762	17,375

Total FAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes	224,811	239,766	747,843	280,469

FAS 144 valuation adjustments to land the Company intends to sell to third parties:
East	235,228	16,565	307,534	24,702
Central	61,819	3,999	80,863	17,318
West	584,587	—	648,628	—
Other	88,442	12,746	130,269	27,057

Total FAS 144 valuation adjustments to land the Company intends to sell to third parties	970,076	33,310	1,167,294	69,077

Write-offs of option deposits and pre-acquisition costs:
East	45,314	73,361	119,645	80,483
Central	7,704	129	57,117	2,951
West	146,336	27,214	310,795	44,000
Other	18,242	10,395	42,424	24,806

Total write-offs of option deposits and pre-acquisition costs	217,596	111,099	529,981	152,240

Company’s share of FAS 144 valuation adjustments related to assets of unconsolidated entities:
East	48,146	24,558	55,157	25,484
Central	18,997	—	29,585	—
West	118,566	78,381	273,679	92,776
Other	5,741	6,784	5,741	8,177

Total Company’s share of FAS 144 valuation adjustments related to assets of unconsolidated entities	191,450	109,723	364,162	126,437

APB 18 valuation adjustments to investments in unconsolidated entities:
East	15,481	—	42,200	—
Central	8,800	—	14,552	—
West	58,487	12,165	68,883	12,165
Other	3,066	2,305	6,571	2,305

Total APB 18 valuation adjustments to investments in unconsolidated entities	85,834	14,470	132,206	14,470

Goodwill impairments:
East	46,274	—	46,274	—
Central	28,465	—	31,293	—
West	43,955	—	43,955	—
Other	55,007	—	68,676	—

Total goodwill impairments	173,701	—	190,198	—

Financial services write-offs of notes receivable	541	2,713	28,426	2,713

Total	$1,864,009	511,081	3,160,110	645,406

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2007	2006	2007	2006
Deliveries:
East	2,087	4,776	9,840	14,859
Central	2,263	4,630	11,400	17,069
West	1,855	3,410	8,739	13,333
Other	839	1,190	3,304	4,307

Total	7,044	14,006	33,283	49,568

Of the total deliveries listed above, 234 and 1,701, respectively, represent deliveries from unconsolidated entities for the three months and year ended November 30, 2007, compared to 721 and 2,536 deliveries in the same periods last year.

New Orders:
East	1,197	2,675	7,492	11,290
Central	1,603	3,701	8,676	16,120
West	1,418	2,358	6,765	11,119
Other	543	872	2,820	3,683

Total	4,761	9,606	25,753	42,212

Of the total new orders listed above, 123 and 1,091, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2007, compared to 488 and 1,921 new orders in the same periods last year.

Backlog - Homes:
East	1,797	4,139
Central	874	3,598
West	942	2,991
Other	396	880

Total	4,009	11,608

Of the total homes in backlog listed above, 364 represents homes in backlog from unconsolidated entities at November 30, 2007, compared to 1,089 homes in backlog at November 30, 2006.

Backlog - Dollar Value:
East	$587,100	1,460,213
Central	195,684	850,472
West	408,280	1,328,617
Other	193,073	341,126

Total	$1,384,137	3,980,428

Of the total dollar value of homes in backlog listed above, $182,664 represents the backlog dollar value from unconsolidated entities at November 30, 2007, compared to $478,707 of backlog dollar value at November 30, 2006.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2007	2006
Homebuilding debt	$2,295,436	2,613,503
Stockholders’ equity	3,822,119	5,701,372

Total capital	$6,117,555	8,314,875

Homebuilding debt to total capital	37.5%	31.4%

Homebuilding debt	$2,295,436	2,613,503
Less: Homebuilding cash	642,467	661,662

Net homebuilding debt	$1,652,969	1,951,841

Net homebuilding debt to total capital (1)	30.2%	25.5%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).